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                                                                    EXHIBIT 10.7

                          AGREEMENT TO GRANT LICENSE

     This Agreement, dated and effective April 1, 1995, is made between Control Devices, Inc., an Indiana corporation ("CDI") and Dr. Dennis J. Hegyi, a Michigan resident ("Dr. Hegyi").

                               R E C I T A L S:

     A. Contemporaneously with the execution and delivery of this Agreement, CDI and Dr. Hegyi have executed and delivered a Consultant's Agreement and three License Agreements (the "1995 License Agreements"). The Consultant's Agreement contemplates that Dr. Hegyi will provide certain consulting services to CDI from April 1, 1995 through March 31, 2001. The License Agreements contain grants of licenses from Dr. Hegyi to CDI with respect to certain of Dr. Hegyi's inventions commonly referred to as the twilight, rain, fog and solar position automotive sensors.

     B. Pursuant to the terms of a License Agreement dated November 6, 1989, Dr. Hegyi licensed a predecessor of CDI with respect to an automotive sensor invention of Dr. Hegyi's commonly referred to as the solar sensor. Such License Agreement has been duly assigned to and assumed by CDI.

     C. In this Agreement, CDI and Dr. Hegyi wish to memorialize their understanding with respect to any method, apparatus, device, process, design, system, discovery or invention developed by Dr. Hegyi prior to March 31, 2001 which involves (i) automotive component parts, including, without limitation, sensor and sensing systems and devices but excluding any such system or device covered by the license agreements referred to above; or (ii) automotive or non-automotive circuit breakers or thermo-protective devices (hereafter, a "New Invention").

     NOW, THEREFORE, based on these premises, the mutual covenants contained herein, and
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each act done pursuant thereto, the parties hereby agree as follows:

     1.  Offer of License to CDI.  Provided CDI has not materially breached the
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Consultant's Agreement and/or one or more License Agreements in a manner which has resulted in Dr. Hegyi's initiating termination or terminating one or more of such agreements, then in the event Dr. Hegyi discovers one or more New Inventions prior to March 31, 2001, he shall within a reasonable time deliver to CDI a written notice which describes all significant aspects of the New Invention(s), and CDI shall have up to nine (9) months from delivery of such notice to decide whether or not it wishes to receive an exclusive worldwide license to make, use, sell or otherwise dispose of any such New Invention.

     2.  Rejection of Offer by CDI.  In the event CDI decides that it wishes to
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decline any offer to license described in Section 1 above, with respect to any
New Invention, CDI shall promptly deliver to Dr. Hegyi a written notice to such effect. Upon receipt of such notice, Dr. Hegyi shall be entitled to license any person or entity to make, use, sell or otherwise dispose of such New Invention.

     3.  Acceptance of Offer by CDI.  In the event CDI decides that it wishes to
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receive such a license with respect to the New Invention, CDI shall promptly deliver to Dr. Hegyi a written notice to such effect, which notice shall be binding and must be delivered to Dr. Hegyi prior to expiration of the nine (9) month period described in Section 1 above. CDI and Dr. Hegyi shall then diligently proceed to memorialize the grant of such license in a formal license agreement which is substantially similar in form and content to the 1995 License Agreements, except as follows:

     (a) CDI shall pay Dr. Hegyi $15,000 in cash upon execution of such license agreement;

     (b) The royalty rate set forth in Section 3.1 and 3.2(a) shall be 7.5%, not 6%.
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     (c)  CDI shall pay Dr. Hegyi $210,000 in cash upon its receipt of a "Full
          Production P.O." (as defined in the 1995 License Agreements) with respect to the New Invention; and

     (d) The minimum royalty schedule set forth in Section 3.3 shall be $5,000 on January 3 of the first year following execution of the license agreement, $10,000 on January 3 of the second year, $35,000 on January 3 of the third year, $45,000 on January 3 of the fourth year, $55,000 on January 3 of the fifth year and $65,000 on January 3rd of the sixth year and each year thereafter during the term of the agreement.

     4.  Consideration.  In consideration of the obligations of Dr. Hegyi
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contained in this Agreement, CDI (a) has, concurrent with Dr. Hegyi's execution of this Agreement, paid Dr. Hegyi $200,000 either via check made payable to "Dennis J. Hegyi" or via electronic bank transfer pursuant to written instructions by Dr. Hegyi, at Dr. Hegyi's election, and (b) delivered to Dr. Hegyi a Stock Option in the form attached hereto as Exhibit A (the "Stock Option"). Dr. Hegyi hereby acknowledges that he has received such payment and Stock Option and that he understands the Stock Option, and any common shares of CDI purchased in exercise thereof, are, and will be, "restricted securities" within the meaning of the Securities Act of 1933, as amended, and any applicable state securities laws.

     5.  Governing Law.  This Agreement shall be governed by the laws of the
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State of Michigan.

     6.  Notices.  Any notice, request, report, demand, consent, payment or
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other communication required or permitted to be given or made under this
Agreement (including the Stock Option) by either party shall be given by sending such notice by registered or certified United States mail, return receipt requested, postage prepaid, to the address set forth below or such other address as such party shall have specified by written notice given in conformity herewith. Any notice given in accordance with the provisions of this Section shall be effective on the date received, as indicated on the postal service's return receipt, and any notice not so given shall not be valid unless and until actually received as evidenced by competent, written records kept in the normal course of business.
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     To CDI:                     Control Devices, Inc.
                                 228 Northeast Road
                                 Standish, Maine 04084
                                 ATTN:  Bruce Atkinson, President

     To Dr. Hegyi:               Dr. Dennis J. Hegyi
                                 1708 Morton Avenue
                                 Ann Arbor, Michigan 48104

     7.  Successors and Assigns.  This Agreement and the provisions hereof shall
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be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs, beneficiaries and assigns.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed and delivered this Agreement as of the date first written above.


____________________________             _______________________________
Dennis J. Hegyi                          Bruce D. Atkinson, President,
                                                  Control Devices, Inc.

Date________________________             Date___________________________